Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Millicom International Cellular S.A.’s Registration Statement (Form S-8) pertaining to the Long-Term Incentive Performance Share and Deferred Short-Term Incentive Share Programs of Millicom International Cellular S.A. of our report dated March 15, 2019, with respect to the financial statements of Comunicaciones Celulares, S.A. included in Millicom International Cellular S.A.’s Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 15, 2019.

/s/ Ernst & Young, S.A.

Guatemala City

October 23, 2019